HJ & ASSOCIATES, LLC

March 6, 2001

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Re: VOIP Telecom, Inc

We were previously the independent accountants for the Company and on March 25, 2000, we reported on the financial statements of the Company for the years ended December 31, 1999 and 1998, and from inception on May 14, 1987 through December 31, 1999.

We have read item 4 of the Current Report on Form 8-K of VOIP Telecom, Inc., dated February 23, 2001 and we agree wot the statement contained therein as they relate to our firm.

Very truly yours,

/S/ HJ & Associates, LLC
HJ & Assocaites, LLC
(formerly Jones, Jensen & Company)
Certified Public Accountants